Exhibit 99.1
NEWS RELEASE

Media Contact: Ed Dandridge Marsh & McLennan Companies +1 212 345 9751 ed.dandridge@mmc.com	Investor Contact: Keith Walsh Marsh & McLennan Companies +1 212 345 0057 keith.walsh@mmc.com

MARSH & McLENNAN COMPANIES NAMES DEBORAH C. HOPKINS TO
BOARD OF DIRECTORS

NEW YORK, December 14, 2016 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, announced today that Deborah (Debby) C. Hopkins has been elected to the Company’s Board of Directors, effective January 1, 2017. With Ms. Hopkins’ election, the Company’s Board now consists of 12 directors.

Ms. Hopkins is the founder and CEO of Citi Ventures and the Chief Innovation Officer of Citi. Based in Silicon Valley, Ms. Hopkins has focused on venture investing in technology opportunities, running a global network of labs and launching new growth initiatives across the company. Ms. Hopkins, who formerly served as Citi’s Chief Operations and Technology Officer and concurrently Chief Information Security Officer, is retiring from Citi at the end of the month.

“I am delighted to welcome Debby to our Board and our Company,” said H. Edward Hanway, the Chairman of the Company’s Board of Directors. “Debby’s understanding of the drivers of innovation, her relationships in Silicon Valley and her experience across multiple industries make her a tremendous addition to the Board. We look forward to working closely with her.”

Effective January 1, 2017, Ms. Hopkins will also join the Board of Union Pacific Corporation. She currently serves on the Advisory Boards of Riverwood Partners and Stanford Technology Ventures Program. She previously served on the Boards of DuPont, Qlik Technologies and Dendrite International.

Prior to joining Citi, Ms. Hopkins served as Chief Financial Officer at both Lucent Technologies and the Boeing Company. Previously she held senior financial and services roles at General Motors Europe AG and Unisys Corporation.

Ms. Hopkins is an Executive Fellow at the University of California Berkeley’s Haas School of Business and holds honorary doctorates from Westminster College and Walsh College. She has twice been named one of the 10 most powerful women in business by Fortune magazine. While at Citi, Ms. Hopkins co-founded Citi Women and played a key role in developing programs for high potential women.

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy and people. Marsh is a leader in insurance broking and risk management; Guy Carpenter is a leader in providing risk and reinsurance intermediary services; Mercer is a leader in talent, health, retirement and investment consulting; and Oliver Wyman is a leader in management consulting. With annual revenue of $13 billion and approximately 60,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 130 countries. The Company is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information and follow us on LinkedIn and Twitter @MMC_Global.

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